Exhibit 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine
Chief Financial Officer
847-214-4509

FOR IMMEDIATE RELEASE

WEDNESDAY, FEBRUARY 1, 2017

Second Quarter EPS Increased by 5.6% to a Second Quarter Record $1.13 per Share Diluted

Board of Directors Adopts Annual Dividend Policy

Quarterly Comparison Overview:

•	Net sales decreased by 10.6%

•	Sales volume decreased by 3.8%

•	Gross profit margin percentage increased by 8.1%, or 127 basis points

•	Net income increased by 6.9%

Elgin, IL, February 1, 2017—John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS) (the “Company”) today announced operating results for its fiscal 2017 second quarter. Net income for the second quarter of fiscal 2017 was $12.9 million, or $1.13 per share diluted, compared to net income of $12.1 million, or $1.07 per share diluted, for the second quarter of fiscal 2016. Net income for the first two quarters of fiscal 2017 was $23.1 million, or $2.03 per share diluted, compared to net income of $20.0 million, or $1.77 per share diluted, for the first two quarters of fiscal 2016.

Net sales for the second quarter of fiscal 2017 were $249.4 million compared to net sales of $279.0 million for the second quarter of fiscal 2016. The decrease in net sales was primarily attributable to significantly lower selling prices for almonds and walnuts. Sales volume, which is defined as pounds sold to customers, declined by 3.8% due to a decrease in sales volume in the commercial ingredients distribution channel. The sales volume decline in the commercial ingredients channel resulted from lower sales of peanuts to other peanut shellers, the loss of an almond butter customer and decreased sales of bulk inshell walnuts to international customers. Sales volume increased in the contract packaging distribution channel from increased sales of peanuts and trail mixes to existing customers.

Sales volume increased in the consumer distribution channel primarily from increased sales of our Fisher recipe nuts and Orchard Valley Harvest branded products, while sales volume for private brand products was relatively unchanged. Sales volume for our branded products changed in the quarterly comparison as follows:

Fisher recipe nuts	14.8%
Fisher snack nuts	(12.3)%
Orchard Valley Harvest and Sunshine Country produce products	10.4%

The increase in sales volume for Fisher recipe nuts was driven primarily by a larger package size for walnuts, distribution gains with new customers and increased promotional activity. The decline in sales volume for Fisher snack nuts resulted from decreased display opportunities and lower promotional activity. The increase in sales volume for our produce brands resulted from a 43.4% increase in sales volume for our Orchard Valley Harvest brand due to new item introductions, which was partially offset by a decline in sales volume for Sunshine Country produce products due to lost distribution.

For the first two quarters of fiscal 2017, net sales declined to $471.7 million from $504.8 million for the first two quarters of fiscal 2016. The decline in net sales in the year to date comparison was also primarily attributable to significantly lower selling prices for almonds and walnuts, which was offset in part by a 2.2% increase in sales volume. Sales volume increased in the consumer distribution channel from increased sales of Fisher recipe nuts, private brand snack nuts and Orchard Valley Harvest produce products. Sales volume increased in the contract packaging distribution channel primarily for the same reasons noted in the quarterly comparison. Sales volume declined in the commercial ingredients distribution channel also for the same reasons noted in the quarterly comparison.

Gross profit decreased by $1.6 million, or 3.6%, for the second quarter of fiscal 2017 compared to the second quarter of fiscal 2016. The decrease in gross profit was mainly due to decreased sales volume. Gross profit margin, as a percentage of net sales, increased to 17.4% for the second quarter of fiscal 2017 from 16.1% for the second quarter of fiscal 2016. The increase in gross profit margin primarily resulted from lower commodity acquisition costs for almonds, which was partially offset by higher commodity acquisition costs for pecans and cashews. In the year to date comparison, gross profit increased by $1.6 million, or 2.1%, and gross profit margin increased to 16.9% for the first two quarters of fiscal 2017 from 15.5% for the first two quarters of fiscal 2016. The increases in gross profit and gross profit margin in the year to date comparison primarily resulted from lower commodity acquisition costs for almonds and increased sales volume.

Total operating expenses, as a percentage of net sales, increased to 9.5% for the second quarter of fiscal 2017 from 9.1% for the second quarter of fiscal 2016. Total operating expenses for the first two quarters of fiscal 2017 increased to 9.2% of net sales from 8.9% of net sales for the first two quarters of fiscal 2016. The increases in total operating expenses, as a percentage of net sales, in both the quarter and year to date comparisons were mainly due to a lower net sales base. Total operating expenses decreased by 6.6% in the quarterly comparison and by 2.7% in the year to date comparison primarily as a result of lower compensation and advertising expenses.

Interest expense was $0.6 million for the second quarter of fiscal 2017 compared to $0.8 million for the second quarter of fiscal 2016. Interest expense for the first two quarters of fiscal 2017 was $1.2 million compared to $1.7 million for the first two quarters of fiscal 2016. The decrease in interest expense in both comparisons was attributable primarily to lower debt levels.

The reduction in income tax expense in the quarterly comparison resulted from the Company’s application of a recently adopted accounting standard relating to share-based compensation awards that vested during the current second quarter.

The total value of inventories on hand at the end of the second quarter of fiscal 2017 decreased by $2.6 million, or 1.4%, compared to the total value of inventories on hand at the end of the second quarter of fiscal 2016. The decrease in the total value of inventories on hand was primarily driven by lower costs of finished goods due to lower acquisition costs for walnuts and almonds. The weighted average cost per pound of raw nut and dried fruit input stocks on hand at the end of the second quarter of fiscal 2017 increased by 4.5% compared to the weighted average cost per pound at the end of the second quarter of fiscal 2016. The increase in the weighted average cost per pound of raw nut and dried fruit input stocks was mainly due to higher acquisition costs for pecans and cashews, which were offset in part by declines in walnut, almond and peanut acquisition costs.

On January 31, 2017, the Company’s Board of Directors (the “Board”) adopted a dividend policy under which it intends to pay an annual cash dividend on its Common Stock and Class A Common Stock. It is contemplated that this annual dividend would be declared around the conclusion of the Company’s fiscal year and paid in the first quarter of each fiscal year. One of the key factors that will be taken into account in determining the annual dividend amount (and whether any such dividend will be paid) will be the liquidity position of the Company, in particular the borrowing availability under our credit facility.

We expect that the dividend paid under this policy in our first quarter of fiscal year 2018 will be at least equal to $0.50 per share. The Board will review the dividend policy regularly and any future annual or special dividends (whether such are paid and, if so, the amount and timing of payment) will be at the discretion of the Board, after taking into account a variety of factors, including the cash flows, borrowing availability under our credit facility, earnings and financial position of the Company. Pursuant to our certificate of incorporation, any dividends paid on our Common Stock must be equivalent to the dividends paid on our Class A Common Stock.

“Net income and diluted earnings per share reached record levels for any second fiscal quarter,” stated Jeffrey T. Sanfilippo, Chief Executive Officer. “As was the case in the first quarter of fiscal 2017, sales volume growth for our Fisher recipe nut and produce brands continues to outpace sales volume growth for our private brand products,” Mr. Sanfilippo noted. “At retail, both our Fisher recipe nut and our Orchard Valley Harvest brands performed well in the quarterly comparison according to IRi market data. Fisher recipe nut pound volume increased by approximately 21%, while the total recipe nut category pound volume declined by approximately 4%. At the end of the current second quarter, Fisher recipe nut pound share rose to a record 30% according to IRi market data, continuing Fisher recipe’s position as the market share leader in recipe nuts. Total pound volume for our Orchard Valley Harvest and Sunshine Country produce brands increased by approximately 25%, while the total produce category pound volume only increased by approximately 10%,” Mr. Sanfilippo stated. “The sales volume decline for Fisher snack nuts occurred at retailers that do not report market data to IRi. At those retailers that do report market data to IRi, Fisher snack nut pound volume increased by approximately 35% from new distribution gains while the total snack nut category pound volume was relatively unchanged,” Mr. Sanfilippo stated. “We again saw meaningful sales volume growth in our contract packaging channel due to the efforts we made in assisting our customers as they launched new peanut and trail mix products and gained new distribution,” Mr. Sanfilippo added. “The sales volume decline in the commercial ingredients channel arose primarily as a result of carrying lower quantities of inshell walnuts to sell to international customers and lower quantities of farmer stock peanuts to sell to other peanut shellers compared to the quantities of these commodities that were available for sale in the second quarter of 2016. The decline in sales volume in the commercial ingredients channel was also attributable to the loss of an almond butter customer, however, we more than replaced that lost sales volume with strong volume growth for our branded and contract packaging products,” Mr. Sanfilippo stated.

“In addition to record second quarter net income and diluted earnings per share, we are pleased to announce our new dividend policy” stated Mr. Sanfilippo. “We believe that now is the time to begin the practice of paying an annual dividend to our stockholders. This dividend policy advances our goals of creating long-term stockholder value and expanding our stockholder base, and is supported by our strong financial performance. Of course, this would not be possible without the hard work and dedication of our employees. In addition, our Board will continue to consider the declaration of special dividends around the time of each annual meeting of stockholders,” Mr. Sanfilippo concluded.

The Company will host an investor conference call and webcast on Thursday, February 2, 2017, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, dial 1-844-536-5471 from the U.S. or 1-614-999-9317 internationally and enter the participant passcode of 57705271. This call is being webcast by NASDAQ OMX and can be accessed at the Company’s website at www.jbssinc.com.

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, such as a decline in sales to one or more key customers, a decline in sales of private brand products or changing consumer preferences; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (v) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (vi) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vii) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (viii) the ability of the Company to retain key personnel; (ix) the effect of the actions and decisions of the group that has the majority of the voting power with regard to the Company’s outstanding common equity (which may make a takeover or change in control more difficult), including the effect of any agreements pursuant to which such group has pledged a substantial amount of its securities of the Company; (x) the potential negative impact of government regulations and laws and regulations pertaining to food safety, such as the Food Safety Modernization Act; (xi) uncertainty in economic conditions, including the potential for economic downturn; (xii) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (xiii) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xiv) losses due to significant disruptions at any of our production or processing facilities; (xv) the inability to implement our Strategic Plan or realize efficiency measures, including controlling medical and personnel costs; (xvi) technology disruptions or failures; (xvii) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; (xviii) the Company’s ability to manage successfully the price gap between its private brand products and those of its branded competitors; and (xix) potential increased industry-specific regulation pending the U.S. Food and Drug Administration assessment of the risk of Salmonella contamination associated with tree nuts.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley Harvest®, Fisher® Nut Exactly™ and Sunshine Country® brand names.

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except earnings per share)

	For the Quarter Ended		For the Twenty-six Weeks Ended
	December 29, 2016	December 24, 2015	December 29, 2016	December 24, 2015
Net sales	$249,375	$279,002	$471,668	$504,779
Cost of sales	205,986	233,991	391,804	426,563

Gross profit	43,389	45,011	79,864	78,216

Operating expenses:
Selling expenses	15,370	16,374	26,641	27,756
Administrative expenses	8,277	8,945	16,925	17,023

Total operating expenses	23,647	25,319	43,566	44,779

Income from operations	19,742	19,692	36,298	33,437

Other expense:
Interest expense	608	804	1,230	1,719
Rental and miscellaneous expense, net	299	346	709	868

Total other expense, net	907	1,150	1,939	2,587

Income before income taxes	18,835	18,542	34,359	30,850
Income tax expense	5,950	6,492	11,294	10,810

Net income	$12,885	$12,050	$23,065	$20,040

Basic earnings per common share	$1.14	$1.07	$2.04	$1.79

Diluted earnings per common share	$1.13	$1.07	$2.03	$1.77

Cash dividends declared per share	$2.50	$2.00	$5.00	$2.00

Weighted average shares outstanding
— Basic	11,304,617	11,219,354	11,285,417	11,206,954

— Diluted	11,373,817	11,310,385	11,376,956	11,311,382

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	December 29, 2016	June 30, 2016	December 24, 2015
ASSETS
CURRENT ASSETS:
Cash	$2,031	$2,220	$3,026
Accounts receivable, net	66,007	78,088	72,065
Inventories	182,653	156,573	185,279
Prepaid expenses and other current assets	6,841	5,292	6,965

	257,532	242,173	267,335

PROPERTIES, NET:	129,348	129,803	133,061

OTHER LONG-TERM ASSETS:
Intangibles, net	611	1,369	2,225
Deferred income taxes	8,109	8,590	6,211
Other	10,091	9,227	9,681

	18,811	19,186	18,117

TOTAL ASSETS	$405,691	$391,162	$418,513

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$12,427	$12,084	$13,932
Current maturities of long-term debt	3,397	3,342	3,321
Accounts payable	90,787	43,719	83,322
Bank overdraft	2,652	811	1,344
Accrued expenses	20,575	23,238	20,417

	129,838	83,194	122,336

LONG-TERM LIABILITIES:
Long-term debt	26,925	28,704	30,380
Retirement plan	22,532	22,137	18,226
Other	6,695	5,934	6,456

	56,152	56,775	55,062

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26	26
Common Stock	88	87	87
Capital in excess of par value	116,676	115,136	113,515
Retained earnings	110,130	143,573	133,218
Accumulated other comprehensive loss	(6,015)	(6,425)	(4,527)
Treasury stock	(1,204)	(1,204)	(1,204)

TOTAL STOCKHOLDERS’ EQUITY	219,701	251,193	241,115

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$405,691	$391,162	$418,513